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                     January 4, 2023

       Jack Stover
       Chief Executive Officer
       NorthView Acquisition Corp
       207 West 25th St., 9th Floor
       New York, NY 10001

                                                        Re: NorthView
Acquisition Corp
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 18,
2022
                                                            File No. 001-41177

       Dear Jack Stover:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction